Exhibit 10.1

July 7, 2014

Arthur T. Sands, M.D., Ph.D.
[Address]

Dear Arthur:

The purpose of this letter is to confirm our agreement concerning your resignation as president and chief executive officer and as a member of the board of directors of Lexicon Pharmaceuticals, Inc. (the “Company”).

As of the date hereof (the “Separation Date”), you hereby resign as president and chief executive officer and as a member of the board of directors of the Company. In connection with such resignation, you also hereby resign from any positions you currently hold as an officer or member of the boards of directors of any affiliates of the Company. This letter constitutes notice of termination pursuant to Section 7 of the Employment Agreement between you and the Company, dated October 15, 1999, as subsequently amended (the “Employment Agreement”), and no additional notice of termination will be required under the Employment Agreement. Your resignation pursuant to this letter will be treated for all purposes as a voluntary termination of your employment by you and the parties agree that no payments will be due pursuant to Section 6(b) of the Employment Agreement as a result of such resignation.

Notwithstanding the voluntary character of your termination, and subject to the following paragraph, the Company hereby agrees to pay salary continuation payments (pursuant to the Company’s normal payroll procedures) in an amount equal to your current base annual salary of $580,000, less applicable tax withholding, for a period of twelve (12) months following the Separation Date. In the event the Company enters into any licensing transaction within ninety (90) days following the Separation Date pursuant to which the Company grants a third party rights to commercialize LX4211, and which becomes effective, then the period during which you will be entitled to receive such salary continuation payments will be extended by six (6) additional months, for a total period of eighteen (18) months following the Separation Date. In addition, the Company hereby agrees to pay an additional single sum payment equal to 50% of your current base salary ($290,000), less applicable tax withholding, payable within 30 days following the Separation Date. The Company also agrees to pay you monthly payments equal to $1,846.20 on regular pay dates of the Company, less applicable tax withholding, for a period of 18 months following your Separation Date to provide for the cost of continued benefit coverage under COBRA in accordance with your benefit coverage elections in effect immediately prior to the Separation Date.

The terms hereof are subject to your execution and return to the Company within 60 days of the Separation Date of a customary release relating to your employment with the Company which becomes effective and non-revocable within such period. Payments pursuant to the preceding paragraph which would otherwise become due prior to such a release becoming effective and non-revocable will be delayed and paid in a lump sum promptly following the release becoming effective and non-revocable within such 60-day period.

Each installment payment payable pursuant to this agreement shall be treated as a separate payment for purposes of section 409A of the Internal Revenue Code of 1986, as amended.

The parties agree that, notwithstanding any provisions of Section 10(e) of the Employment Agreement to the contrary, you may retain any Confidential Information (as defined in the Employment Agreement) in your possession, custody or control to the extent and for long as such retention may be necessary or required for you to fulfill your obligations under the consulting agreement between you and the Company dated July 7, 2014.

The parties agree that the definition of “Competing Business” in Section 11(a) of the Employment Agreement is hereby amended to mean any other person or entity engaging in the clinical development of a drug (i) in direct conflict or competition with a Phase 3 drug development program being conducted by the Company or (ii) which inhibits or otherwise modulates a drug target that is the subject of any drug development program which has been or is being conducted by the Company or any drug discovery program to which the Company is devoting or has devoted material resources.

It is agreed that, except as expressly provided herein, this letter shall not affect the rights and obligations of the parties under the Employment Agreement (including, without limitations, Sections 6(a), 10 and 11 thereof) or any other agreements between the parties.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the above address, whereupon this letter shall become effective.

Very truly yours,
Lexicon Pharmaceuticals, Inc.

By:	/s/ Raymond Debbane
Raymond Debbane
Chairman of the Board of Directors

Accepted and agreed to:

By:	/s/ Arthur T. Sands
Arthur T. Sands, M.D., Ph.D.

Date:	July 7, 2014